Exhibit 12.1

January 31, 2020

Alzamend Neuro, Inc.

3802 Spectrum Blvd., Suite 112C

Tampa, FL33612

Re:      Alzamend Neuro, Inc. - Validity of Issuance of Shares

Ladies and Gentlemen:

We have acted as special counsel to Alzamend Neuro, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Offering Statement on Form 1-A (the “Offering Statement”), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation A promulgated thereunder, of 6,000,000 shares of common stock, par value $0.0001 per share (the “Shares”).

In connection with rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth in this letter.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

Based upon and subject to the foregoing, we are of the opinion that upon issuance, the Shares will be validly issued and fully paid and nonassessable.

We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Offering Statement. We also consent to the reference to our firm in the Offering Statement. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW